UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2024

ARLO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38618	38-4061754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 Faraday Ave., Suite#150
Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

(408) 890-3900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2024, Arlo Technologies, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with HSBC Bank USA, National Association, as Administrative Agent, Issuing Bank, and Lender.

The Credit Agreement provides for a three-year revolving credit facility (the “Credit Facility”) of up to $45.0 million that matures on November 14, 2027, which also includes a $10.0 million sublimit for the issuance thereunder of letters of credit. In addition, the Credit Agreement includes an uncommitted accordion feature that allows the Company to, from time to time, request an increase to the aggregate revolving loan commitments by up to an additional $30.0 million in the aggregate, subject to the satisfaction of certain conditions. The proceeds of the borrowings under the Credit Facility may be used for working capital and general corporate purposes.

The obligations under the Credit Agreement are secured by substantially all of the Company’s assets and will be secured, on a post-closing basis, by substantially all of the assets of a material subsidiary; Arlo Technologies International Limited, a limited corporation organized under the laws of Ireland (which is the sole guarantor of the Credit Facility as of the closing of the Credit Facility). No amounts have been drawn under the Credit Facility as of the date hereof.

At the Company’s option, borrowings under the Credit Agreement will bear interest at a floating rate equal to: (i) the term secured overnight financing rate plus the applicable rate of 2.25% to 2.75% determined based on a total net leverage ratio, or (ii) the base rate plus the applicable rate of 1.25% to 1.75% based on a total net leverage ratio. Among other fees, the Company is required to pay a quarterly unused fee of 0.2% per annum on the amount by which the lenders’ aggregate commitment under the Credit Facility exceeds the daily revolver usage during such quarter.

The Credit Agreement contains events of default, representations and warranties, and affirmative and negative covenants customary for credit facilities of this type. The Credit Agreement also contains financial covenants that require the Company to (i) maintain a fixed charge coverage ratio of at least 1.50 to 1.00 and (ii) maintain a total net leverage ratio, not to exceed 3.00 to 1.00; both covenants being tested quarterly on a trailing four consecutive fiscal quarter basis.

If an event of default under the Credit Agreement occurs, then the lenders under the Credit Facility may cease making advances and declare any outstanding obligations to be immediately due and payable. In addition, if the Company or certain of its subsidiaries files a bankruptcy petition, a bankruptcy petition is filed against the Company or such subsidiaries and is not dismissed or stayed within thirty days, or the Company or such subsidiaries makes a general assignment for the benefit of creditors, then any outstanding obligations under the Credit Agreement will automatically and without notice or demand become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Credit Agreement, by and among Arlo Technologies, Inc., the lenders that are from time to time parties thereto and HSBC Bank USA, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, dated as of November 14, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the financial capacity of the Credit Facility available under the Credit Agreement. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated by such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that the anticipated financial capacity of the Credit Facility under the Credit Agreement may not be available when expected, or at all and those other risks detailed from time to time under the caption “Risk Factors” in the most recently filed Annual Report and Quarterly Report filed with the Securities and Exchange Commission (the “SEC”) and subsequent filings with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLO TECHNOLOGIES, INC.

By:	/s/ Kurtis Binder
Name:	Kurtis Binder
Title:	Chief Financial Officer and Chief Operating Officer

Date: November 18, 2024